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                                  EXHIBIT 99


                         INDEPENDENT AUDITOR'S REPORT



Board of Directors
Andrew and Williamson Sales, Co.


We have audited the accompanying balance sheets of Andrew and Williamson Sales, Co. as of September 30, 1996, and 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presently fairly, in all material respects, the financial position of Andrew and Williamson Sales, Co. at September 30, 1996, and 1995, and the results of its operations and its cash flows for each of the three years in the period ended
September 30, 1996, in conformity with generally acceptable accounting principles.



Boros & Farrington, APC

San Diego, California
November 6, 1996